Exhibit (g)(2)

February 13, 2020

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, NY 10179

Ladies and Gentlemen:

This is to advise you that Artisan Partners Funds, Inc. has established a new series of shares to be known as Artisan Select Equity Fund (the “Fund”). The series has three classes, Investor Shares, Advisor Shares and Institutional Shares. In accordance with the Additional Funds provision in Section 2.21 of the Global Custody and Accounting Services Agreement, dated June 18, 2018, (the “Agreement”), between Artisan Partners Funds, Inc. and JPMorgan Chase Bank, N.A., Artisan Partners Funds, Inc. hereby requests that you add the Fund to the Agreement under the terms of the Agreement.

Please indicate your acceptance of this appointment by executing this Letter Agreement, returning a copy to us and retaining a copy for your records.

ARTISAN PARTNERS FUNDS, INC.

By: /s/ Shannon K. Jagodinski
Name: Shannon K. Jagodinski
Title: Chief Financial Officer

Agreed to as of February 13, 2020

JPMORGAN CHASE BANK, N.A.

By: /s/ Carl J. Mehldau III
Name: Carl J. Mehldau III
Title: Vice President